Exhibit 99.2

                              99 (CENT) ONLY STORES
                      FIRST QUARTER 2003 FINANCIAL RESULTS
                                 CONFERENCE CALL
                                 APRIL 22, 2003

Operator:             Gentlemen, welcome to 99 (Cent) Only Stores  2003 first
     quarter earnings call. During this conference, all lines will be muted until the question and answer portion of the call. If you need any assistance, please press "*" "0" and an operator will assist you. At this time I would like to introduce Chairman and CEO Mr. David Gold, CFO Andy Farina, and President Eric Schiffer.

David  Gold:          Good morning.  Thank you very, very much for attending our
     99 (Cent) Only first quarter earnings conference call. I'm here today with Andy Farina and I'm also here with Eric Schiffer, who I will turn it over to right now. Thank you very, very much for attending.

Eric  Schiffer:       Good  morning.  Thank  you.  This  is  Eric  Schiffer.
     Operator, there seems to be a little noise in the background. If you could try to fix that, I'll just go ahead. Good morning. This is Eric Schiffer. Thank you for calling in and welcome to 99 (Cent) Only Stores first quarter 2003 conference call. Our conference call this morning includes first quarter 2003 results along with a brief recap of anticipated future store openings and other events which may be the topic of this discussion. To the extent these matters include our views as to future events rather than historical facts, they are forward-looking statements. Actual results could differ materially from those which we have forecasted. I'm sorry, operator, there's still noise. Operator, there's still noise in the background, like someone has another conference call, or a radio on or a TV on. Could you try to fix that, operator, and I'll continue. I apologize to everybody.

     I am pleased to announce better-than-expected earnings per share for the quarter of 20 cents. Net income in the first quarter was $14.6 million - an increase of 17.2% over 2002. 99 (Cent) Only Stores' retail sales were $184.7 million - up 23.4% over last year. Total sales were $196.4 million - up 20.4% over last year. Operating income in the quarter increased 18.6% over last year. Same-store sales for the quarter increased 4.3%. The number of same-store sales transactions accounted for most of the increase, indicating that the selection of merchandise and the value the stores offer continue to be a key factor for achieving customer-repeat visits. Additionally, the increase of same-store sales was partly driven by the innovation of scan sales data information. The retail gross margin in the quarter increased to 41.7% as compared to 41.2%. This improvement in gross margin is due to continued efforts to improve our buys of both closeouts and re-orderable products in key categories including grocery, household products, hardware and houseware.

     The Company opened 3 stores during the first quarter of 2003 in California. We continue to expect to open 38 stores in 2003, which is a store growth rate of 25% for the year. The first stores to be opened in Texas will open


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     in late June in the Houston area. We plan to open at least 15 stores in the
     Houston area by year end. The Company is in the process of installing warehouse management systems software. The Texas [distribution center] has begun to receive merchandise this month in the new facility. We are pleased with the progress we're making on the new facility in Texas.

     The Company's SG&A ratio for the quarter was 28.7% versus 27.5% in 2002. This 120 basis point increase results primarily from expenses related to the new Texas [distribution center] -- 60 basis points. Depreciation -- 20 basis points. The health and worker's compensation insurance costs increase is 20 basis points. The other 20 basis points were due to the timing of items like supplies and maintenance. With Easter falling in the first quarter of last year, the Company is pleased with its first quarter 2003 sales and earnings performance. We remain on course for achieving our stated goal of annual 25% store growth and 20% earnings growth for the year. The Company's liquidity remains very strong with approximately $175 million in short- and long-term marketable securities with no debt and no off-balance sheet debt, other than its normal lease commitments for its stores. Again we remain excited about our store model and tremendous growth opportunities. We believe our stores are recession resistant because of our outstanding values on everyday items. As stated before, we intend to grow our square footage by 25% and earnings by 20% annually. Thank you. We would now like to proceed to answer any questions you may have. Operator, you can open up to questions.

Operator:             Ladies and gentlemen. If you would like to ask a question, please press the "1" key on your phone. Be aware, if the "1" key is pressed twice, it will withdraw your question.

Eric  Schiffer:       Operator,  this is Eric Schiffer.  There still seems to
     be some background noise on the call. At least we can hear it, I don't know if everyone else can.

Operator:             I am unable to hear that but I will be checking into it
     for you.

Eric  Schiffer:       Okay.

Operator:             Just a reminder to everyone, please limit your question to one question and a follow-up. Our first question comes from Jack Balos from Midwood Research. Please go ahead with your question Jack.

(Jack  Balos):        . . . your expense going forward this year, where you
     don't have the same increase in minimum wage. Whether, on a 4.3% comparable sales gain, if you're only looking at the payroll ratio to sales, excluding health care and other benefit costs, how would that ratio compare versus a year ago?

Eric  Schiffer:       Well,  Jack, this is Eric Schiffer.  We've never really
     gotten into that kind of detailed discussion of how it breaks out, so I don't think we can really answer that question.

(Jack Balos):         I'm not asking for a specific number, just wondering what
     the comparison was, was it flat, or up, or down?


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Eric  Schiffer:       Well,  part  of your question was cut off, so I guess I
     didn't hear the first part of your question.

(Jack  Balos):        Okay, the question is, since you don't have the
     unfavorable higher minimum wage this year compared to last year, how would your payroll ratio compare in direction, up or down, compared to a year ago, just looking at payroll, and excluding things like health care costs?

Eric  Schiffer:       Oh,  the  labor  rate  was  flat.

(Jack  Balos):        Okay.  And  the  other  thing  is  how come your gain in
     inventories was about 28% which is faster than your gain in sales?

David Gold:           This is Dave. Thank you very, very, very much.  We're in a business where last year, inventory went down; this year it went up. We're in the business that we have to have opportunistic buys. So we buy things that are available to us. They may not be available next week or the week after. This is the culture of our business -- that we buy things, not necessarily when we need them, but when great values are available to us that we can pass on to the consumer, as we only buy one out of 15 items that are presented to us. And there just happened to be a lot better buys, so we bought more merchandise. In over 20 years of business, this is how we've always run it. Thank you for the good question.

Operator:             Our next question comes from Mark Mandel from Blaylock &
     Partners. Mark, please go ahead with your question.

(Mark  Mandel):       Great. Thanks.  Good morning  and  congratulations.  I was just wondering if you could just give us a little more color as to the outlook for expenses taking into account the forthcoming move into Texas, this timing issue with respect to supplies, and I can't read my writing, but I think its maintenance, and any other items, and I have one follow-up.

Eric  Schiffer:       This  is  Eric.  The  timing thing for the supplies and
     maintenance, that's kind of an issue that -- that's probably just a one-time issue. With Texas, again it was a 60 basis points increase, and that was really for two months, because we purchased this brand new facility in I think late January or early February, I think January 29 or 30th, and so we'll have a full quarter impact. We'll probably be closer to 90 basis points. That's without any sales from any Texas stores. We expect to open our first Texas store in late June, and of course as we open more stores in Texas, then we'll minimize that impact on the SG&A. To remind everybody, the Texas [distribution center] was purchased from Albertson's for $23 million in cash to own it outright on January 30th. It's a 740,000 square foot facility in the Houston area, about 15 miles west of Houston in a city called Katy. Albertsons had built this brand new in 1995 and an addition a year or two after that and the total cost we heard was approaching $80 million on that facility. A beautiful state-of-the-art facility that comes with a mechanized conveyor pick to belt system which we plan on utilizing when we open the [distribution center]. That facility will be fully equipped with RF radio frequency technology, with a


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     state-of-the-art modern warehouse management system software from a company called Highjump. The installation is going well and we expect it to be able to run and support the stores when we get the first store open.

(Mark Mandel):        Eric, on this timing thing, will that just go away or will it reverse going forward, and on the distribution center, do those numbers -- those basis point numbers you gave, does that incorporate extraordinary expenses associated with, you know, labor associated with stocking the facility, etc.?

Andy  Farina:         Mark, this is Andy Farina.  The issue on the supplies is
     really not an issue, just a matter of when we want to bring it in, whether a vendor has a better price, and we take advantage of it. It has no indication that there's going to be this major issue with supplies. It's really a non-issue. In terms of the Texas [distribution center], we've laid those out. It's going to be a million dollars a quarter for the next three quarters. And as the stores fold in, and we've discussed this many times, that once we get up to about 9 stores, we should start to reach kind of break even on that, with extra volume. And then once we get to 15 to 20 stores, we should start to approach a normal distribution cost as we would in our regular model.

David  Gold:          This is Dave.  We plan to have 15 stores by the end of the year, so it shouldn't take us too long to get to the ninth store.

Eric Schiffer:        We should be there -- we should be at the ninth store by
     this summer. Okay? Thank you.

Operator:             Our  next question comes from Mark Miller from William
     Blair. Please go ahead with your question Mark.

(Mark  Miller):       Thanks.  Good morning.  Can you talk a little bit about
     the logistics issues surrounding the implementation of the second distribution center? As you're thinking about the way you source product there, do you contemplate, longer term, any changes in the buying structure? Would you ever need buyers physically in Texas, you know for open-to-buy days, and then, as you've gotten further into discussions with manufacturers, do you think there's any significant new supply opportunities based on closer location to them? Then I have a follow-up question.

David  Gold:          This  is Dave.  We do have buyers there all the time right now. Every week we send a couple buyers there, and we definitely have to find a place, and find suppliers that sell eggs and bread and milk and items like that because there's no way that we're going to ship them from LA to Houston. So we have one person devoted completely to finding suppliers. I was out there a couple of weeks ago and we have a lot of opportunities there. And it just seemed like there are suppliers that can help supply that location and also that same supplier can supply the California location. And we have hired some people that were running the [distribution center] for Albertson's. We also plan to have at least one buyer in the Houston facility. A permanent buyer. Thank you.

(Mark  Miller):       Okay,  and  then  as you've gotten into the discussions
     with the manufacturers, do you think that most of them will ship separately to the City of Commerce and to Houston, or will you have to take some of that merchandise and then ship it yourself from LA down to Houston? Thanks.


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David  Gold:          Every  supplier  we have talked to would gladly ship it to
     Houston at the same price or less, and also lesser quantities, and some of the merchandise will come from this warehouse because they could be close-outs that we have in the past so that some of the initial merchandise will be coming from this warehouse. As we grow in there, they'll be switching merchandise from warehouse to warehouse. But most of the merchandise we plan to get in Houston will be directly shipped by the manufacturer to that warehouse facility in Houston.

Eric  Schiffer:       Right.  And this is Eric.  The facility we have is more
     than large enough to stock, you know, the full line if we choose to stock the full line of items. And, as Dave mentioned, we recently hired a very experienced senior buyer here in Los Angeles. His job right now is to focus exclusively on Texas and he's been spending a lot of his time down there. We also plan to bring aboard someone who will live in the Houston area to work in that facility as a buyer, and we will continue to conduct open-to-buy days just like we have out here. And we will also probably implement our wholesale operation down there too, which is called Bargain Wholesale. The timing of that is yet to be determined, but we eventually will have that operating out of that facility and we think we can do a nice little piece of business on that as well. Thank you.

Operator:             Our  next question comes from Michael Baker from Deutsche
     Bank. Michael, please go ahead with your question.

(Michael Baker):      Hey  guys,  how are you?  My question is on progression of signing leases for your move into Houston. Do you have any of those leases signed yet or I guess, you know, what stage are you in for the 15 stores that you're looking for later this year?

Eric  Schiffer:       Sure,  Michael.  I  knew  that  question would come up.
     This is Eric. Where we are right now, I'll just give you Texas as well as the rest of the non-Texas states -- we're in California, Arizona and Nevada. We currently have locations which we expect we can open this year. We have some other deals that are longer-term deals, but locations we expect to open this year. We have 9 signed, either signed leases or owned facilities that we purchased. 9 of them are in Texas and 20 outside. Sorry, 20, including Texas, plus outside -- 20 total, 9 of which are in Texas. And then in the letter of intent stage, or beyond that, but not quite a signed lease, we have 7 in Texas, 17 including Texas and outside, so 17 total, 7 in Texas of those. 20 lease or to own stores of which 9 are in Texas, which brings the total of lease or to own or letter of intent to 37 total, 16 of which are in Texas.

(Michael  Baker):     And so that, is that pretty much where you would expect to be at this point in order to get the 15 opened in Houston and the 38 open for the country?

Eric  Schiffer:       Yeah.  Well,  we've opened 3 already, so we need to get
     35 more for the 38. But yeah, these are locations that we feel very good about -- we feel will be opened. We have other locations which I'm not mentioning, where there are contingent deals or there are construction


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     issues that we foresee taking a long time - so we see them as 2004 stores.
     There are another 6 to 10 stores in there, on top of that, that are 2004 stores that are done deals. So we feel very comfortable with it. We also see tremendous opportunity outside of Houston in the Dallas/Fort Worth and San Antonio areas and we expect to go to at least one of those markets, perhaps both, in early 2004. So we're very comfortable where we are on the situation with leases. Our real estate department has really done a tremendous job of getting up to speed in that area and adding infrastructure. Thank you.

Operator:             Our next question comes from David Cumberland.  David,
     please go ahead with your question. He's from Robert Baird.

(David Cumberland):   Good morning and congratulations.  Could you please
     comment on your sales in early Q2 including on Easter-related items and as a follow-up what is your top expectation for Q2 in view of the Easter shift?

David  Gold:          This  is  Dave.  We're one of the few companies that don't come up with monthly statements. We are very well satisfied with the sales so far this quarter, but I can't say anything above that.

Eric  Schiffer:       This  is  Eric.  We  don't  comment on sales during the
     month, but obviously there was an Easter shift from this year to last year, and so that Easter fell on March 31st as you all know last year, and this year it was April 20th, I believe. So we would expect that we should have a positive impact from that on a same store sales basis, of course, for the month of April. So we are comfortable with how we're doing. We had a good selection of Easter merchandise, including a great selection of Easter candy. Our buyers did a terrific job, and the merchants in the stores did a terrific job this year. Thank you.

Operator:             Our next question comes from David Yamamoto from Wedbush
     Morgan Securities. Please go ahead with your question David.

(David  Yamamoto):    Good morning and congratulations.   You've had 2 years of
     solid gross margin increases in the first quarter. Could you please describe with more detail what's driving the improvement both at retail and at Bargain Wholesale?

David  Gold:          Well,  this  is Dave.  Bargain Wholesale did not increase.
     The stores definitely increased and we just really try to constantly get the merchandise. We don't really spend much time looking at other stores or copying other companies. We just try to do better ourselves, and I think that we have the people focus. I think we also have more tools in the IS department, and we are looking at those and making sure all stores are in stock more often. And we just really, really focused. Also, as we grow, we have a lot more cooperation with the vendors we buy from, the major manufacturers.

Eric  Schiffer:       Just  to clarify something Dave mentioned very quickly,
     Bargain Wholesale sales did decrease as a percent of the total, which actually helps our gross margin, because the wholesale business has lower margins. Your question was on gross margin. It actually helped our total gross margin because Bargain Wholesale sales decreased and retail went up as a percent. And another thing that's been helpful -- we've talked about Rinso before -- that's the brand that we purchased, as well as Halsa. We


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     have the whole cleaning line of Rinso products that you've heard about and we're introducing the Halsa line. In fact in our ad in the LA Times today and Orange County Register, we have a 20-oz. container of Halsa antibacterial liquid soap for 99 cents, which is just an amazing deal. And so what we can do with these lines like Rinso and Halsa -- they're not the most famous brands but they're known to a lot of people -- so it's almost like name brands at private label pricing. And so to the extent that they can replace sales of name brands, that can help our gross margin. I think we're seeing some positive impact from that too.

David  Gold:          Well,  what  happened  --  Halsa  was  purchased  from Dep
     Corporation. It used to be owned by SC Johnson Wax, who sold it to Dep and we bought the product, the label, from Dep. Rinso, which was started in 1910, was the largest-selling soap detergent in the world and in Central America - Nicaragua, Guatemala, and El Salvador -- is either number 1 or number 2. We've purchased that from Unilever and we are going to start radio advertising on that within the next 30 days.

(David  Yamamoto):    As  we  move  into the rest of the year, should be expect
     continued gross margin improvement?

Eric  Schiffer:       This  is  Eric.  You  know, Dave said in the beginning,
     when the question was asked about inventory, that we're in the nature of buying these large one-time buys and so we can't tell you what to expect or what not to expect. We've been fortunate that the gross margins have expanded. It is helpful that by growing our business, opening all these stores and increasing our sales, we can go back to the manufacturers and try to get better pricing on re-orderable items, which we're buying 20 to 25% more of a year. We may buy a large one-time buy of, you know, 6-packs of Coke and pay a lot of money for it and it may not help the gross margin, but it will help our sales and drive traffic into the stores. So it's very difficult for us to say to you, so we can't say, whether or not you can expect that or not, but we're going to try like heck and we try not to let the gross margin drive our business, we try to make it so it's values for the customers. Thanks.

Operator:             Our next question comes from John Rouleau from Wachovia.
     John please go ahead with your question.

(John  Rouleau):      Good  morning gentlemen.  I got on the call on time but
     unfortunately the operator interrupted right when you going through the breakout of the expenses. I'm wondering if, maybe, Eric, you could just run through that quickly again, and I apologize for that. And then I have a follow up question.

Eric  Schiffer:       Okay, John.  What I said was with the increase in SG&A,
     it was 120 basis point increase over the first quarter of last year, from 27.5% to 28.7. This increase results primarily from expenses related to the new Texas [distribution center], which is about 60 basis points. And that was a 2-month impact, because the [distribution center] was purchased January 30th. So we said, as an aside, that in the second quarter it could be as much as 90 basis points which could be offset by a certain amount of sales that we start to get as we open stores in Texas. Depreciation was about 20 basis points, health care and worker's comp insurance cost


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     increases amounted together to another 20 basis points, which leaves about
     20 basis points left over, and that basically was due to a variety of things, mainly the timing of items like supplies and maintenance which Andy mentioned are really kind of a non-issue going forward.

(John Rouleau):       And then if you kind of strip out the Texas expenses and
     you just look at the remainder, it looks like that was up 50-60 basis points over last year. What are the primary components kind of driving that? You said that labor was flat which I know is the biggest expense in the stores. But what is contributing to that increase?

Eric  Schiffer:       Like I said, depreciation was one third of it, worker's
     comp and health care was another one third and the other one third was the timing issues of things that fell like supplies and maintenance. To be able to get a better deal on something we might have pushed it up or made payment so that's it. The labor was basically flat as a percent. Okay?

Operator:             Our  next  question comes from Meredith Adler from Lehman
     Brothers. Meredith go ahead with your question.

(Meredith  Adler):    Hi.  I just wanted to talk a little bit about Texas.  I'm
     assuming that the distribution center you're building is going to be able to service all the markets in Texas that you're looking at going into, right?

Eric  Schiffer:       Yeah,  well, this is Eric.  Just to clarify.  We're not
     building it. We purchased a facility that was built brand new in 1995 by Albertson's and they exited the Houston market so it's a brand new facility we bought. So we're not building anything, its ready to go, and we started moving people down there and putting merchandise in this month. And so that is a great facility that will support the first store, and we get them open in late June and we'll be able to support, we believe, over 150 stores. We think we can put 150 stores in the state of Texas eventually, so it can support all the stores. And it happens to be, on the point of building, which we're not, but just to mention, that facility, which is 740,000 square feet, is on 87 acres of land. So there's plenty of room if we wanted to expand and add to it.

(Meredith Adler):     Great.  I misspoke.  I didn't mean building,  I meant
     developing. I guess my question would only be, would you then concentrate your growth on Texas and Arizona, Nevada and California, or would you consider moving into other regions, or are you going to -- this is going to keep you busy for a while?

Eric  Schiffer:       Well,  we  believe our stores can do well in almost any
     part of the country, and can do well in any densely populated area of the country, whether its Chicago, Philadelphia, Atlanta, Miami or wherever. But we also believe in expanding in a controlled, contiguous way and so you know, from California through Texas, it's a lot of people there. And so we think probably about 50% of our growth over the next couple years, three years could be in the state of Texas. The rest of it would be to continue to grow in California, and in northern California, which was a big push last year. More stores in the Phoenix/Arizona area and then into places like Tucson. And we could add a few more stores in Las Vegas, Nevada. But you know, we do feel our stores can do well in other parts of the country.


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     We just want to do it in a controlled way, where it makes sense. I think the main thing we're trying to do right now, our main focus, is to succeed in our growth into this new marketplace of Texas and to show the world that we can operate in two very far away markets, with two distribution centers. It's a challenge, but we feel we're up to the challenge and we have management focused on it; we have a lot of resources devoted to it. So, when that is achieved, we'll obviously turn our sights toward other potential markets we can go to, so eventually we feel we can become a nationwide retailer. Thank you.

Operator:             Our  next  question  comes from Mike Napolitona from JMP
     Securities. Please go ahead with your question Mike.

(Mike  Napolitona):   Good  morning gentlemen.  Solid results for the quarter.
     Question on the real estate in Texas. Eric, you mentioned you had some leases and real estate signed. Can you talk about, of the 15-16 stores you are going to open there this year, how many do you plan to lease versus purchase?

David Gold:           This is Dave.  We purchased a few stores so far.  Of
     course, we purchased [the distribution center] in Katy, Texas. We would rather buy than lease if we could but quite often, in most cases, we do lease because many times you cannot, given the area -- the only way you can get in an area is a lease. The cost of money right now is very, very low. We don't borrow any money. We get very low returns on our money right now. We do have $175 million, so we'd just as soon buy right now. So we're not sure how many we're going to buy and how many we're going to lease. Eric may have some information of what we've done so far.

Eric Schiffer:        This  is  Eric.  I  have  a  little  more  up-to-date
     information than Dave. Basically, the vast majority like he said are leased in Texas, not purchased. We'd love to buy property, we have a lot of extra cash and if we could get a great deal, we think it makes a lot of sense. And if you need to free up cash, you always can do a sale lease-back. But the vast majority -- I said we have 9 stores that are currently either leased or owned, either 7 or 8 of them are leased and 1 or 2 are owned. And then we are in letters of intent on another 7 stores in the Houston area and the majority of those are for leased locations, but 1 or 2 of those are locations that we could purchase. But overall, for the whole Company, as well, the vast majority we lease. But we're always looking for the opportunity to buy and when it makes sense we do it. So there's a time when it makes a lot of sense, and we're fortunate to be in a position to be able to take advantage of that. And as Dave mentioned, we bought a pretty big piece of property in Texas and that was our facility, the [distribution center], which we own outright, or the shareholders own outright, and the shareholders also own the distribution center we are in, in the City of Commerce; they own that outright as well.

Operator:             Our next question comes from Dan Wewer  from CIBC World
     Markets. Dan, go ahead with your question.

(Dan  Wewer):         Thanks.  If I did my math correctly, the 60 basis points
     of distribution costs is a little short of $1.2 million for the quarter, about $600,000 a month. How will that ramp up as you begin to add personnel to the facility to support the store openings later this year?

Andy  Farina:         This is Andy.  I don't think you did your math correctly.
     The total cost of the Texas [distribution center] was 60 basis points against sales and that is less than a million dollars.

(Dan  Wewer):         So it would be  .006  times  $196  million?

Andy  Farina:         No, on  the  retail.

(Dan  Wewer):         Oh, okay.  And how will that ramp up going forward as you
     begin to add personnel?

Andy  Farina:         I'm not seeing it any different than the guidance that we
     said, about a million per quarter. As retail stores open up, we'll be adding some fixed costs, you know, roughly personnel for receiving and for picking and lumpers that put the things together for the trucks.

Eric  Schiffer:       This  is Eric.  As Andy says, as we get 9 or so stores,
     even with the additional labor that would go into the [distribution center] to help pick the orders for those stores, we feel we'll be able to recover those basis point costs when we get up to about 9 stores, which we feel we'll get to fairly quickly this summer. We expect to open the first stores again in late June. We'll have more of an announcement on that going forward and people that want to come down to that Grand Opening, we'd love to have people come join us. Thank you.

Operator:             Our next question comes from Myron Kaplan from Kaplan,
     Nathan & Company. Please go ahead with your question.

(Myron  Kaplan):      Yeah, hi guys.  Very good quarter. I want to ask you about your merchandising initiatives, especially the offerings of foods that you have been making and that you have been expanding, the deli, the dairy, including milk, frozen and gourmet?

David  Gold:          The  food items we have really make the customer come back more often. I think what happens is, the more consumables we get, should it be toothpaste or should it be a food item or should it be any item like that, it really helps the people come back more often. Because we want to make it like a one-stop type of place that they can shop at. We're also coming out with a bridal section. We also have a movie section in place right now. The bridal section is coming next, and we have an emergency section for batteries, candles, flashlights and things like that. We have always been an idea company since the day we started, and we always come up with new exciting things so a customer can always come in and always find something different. We just came out with phone cards. We think we have the best deal in the country on phone cards. For 99 cents in any 24-hour period, on one phone at home, you could call any place in the United States as often as you want, you can call within the state you're at and it's 99 cents a day for 24 hours. It's a tremendous deal that helped a lot in the last few weeks that we've had them.

(Myron  Kaplan):      So you're seeing some good traffic deals and you're able
     to sell quite a number of phone cards.

David  Gold:          The  cards  are  a  really  great  deal.  If someone has a college student, it's a great deal. You just give him 30 cards and total cost will be $30 a month and they can gab all they want. Yes, it's helped. All these items that we add to the product mix; all these are plus business. Thank you.

Operator:             Our next question comes from Scott Sultan from North Point
     Partners. Please go ahead with your question. Scott, you can go ahead with your question now.

Scott  Sultan:        It  was  answered.  Thank  you.

Operator:             At  this  time  we  have  no  further  questions.

Eric Schiffer:        This  is Eric.  I want to thank everybody for listening
     in. The main thing is, if you come out to the West Coast, please come see the stores. They're quite different from anything else in the country. We're really proud of the folks that work in the stores. So thank you very much. We appreciate your support. We'll be happy to answer any questions later on. Take care.


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